Exhibit 99.1

Gulfport Energy Reports Fourth Quarter and Full Year 2025 Financial and Operating Results and Provides 2026 Operational and Financial Guidance

OKLAHOMA CITY (February 24, 2026) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three and twelve months ended December 31, 2025 and provided its 2026 outlook.

Full Year 2026 Outlook

●	Adjusted free cash flow expected to grow meaningfully, driven by disciplined, return-focused capital allocation that prioritizes highest-return development opportunities

●	Continue accretive discretionary acreage acquisitions, with previously announced program investment achieving approximately $100 million by the end of first quarter 2026, including $62.9 million deployed at year-end 2025

●	Enhance shareholder returns through common stock repurchases, supported by adjusted free cash flow and revolver capacity while maintaining leverage at approximately 1.0x or below

●	Forecast fourth quarter 2026 net daily equivalent production to grow approximately 5% compared to fourth quarter 2025

●	Estimate net daily liquids production to increase approximately 5%(1) compared to full year 2025, with a range of 18.0 to 21.0 MBbl per day

●	Expect full year net daily equivalent production in the range of 1.030 to 1.055 Bcfe per day, including impacts from known production downtime and Winter Storm Fern

●	Plan total capital expenditures of $400 million to $430 million, including $35 million to $40 million on maintenance land and seismic investments

“As we enter 2026, we remained focused on prioritizing our most attractive opportunities and allocating capital designed to maximize value across our asset portfolio. The 2026 development plan centers on both dry gas and wet gas activity, our highest-return areas in the current commodity environment and positions the Company for enhanced adjusted free cash flow generation at recent strip pricing. Our announced guidance also includes approximately $15 million of workover capital targeting base production improvements across both basins, as well as an incremental $10 million in the Marcellus to initiate activity in the northern portion of the play. This Marcellus North activity is aimed at evaluating phase window and production mix, which will support future development planning across our substantial inventory position in Jefferson and Belmont Counties. We continue to believe the most attractive uses of our available adjusted free cash flow are discretionary acreage acquisitions and the repurchase of our common stock. The expanded previously announced program is expected to add more than two years of additional inventory upon completion in the first quarter of 2026. Supported by our strong balance sheet and liquidity position, we expect to maintain an active repurchase program throughout 2026, utilizing adjusted free cash flow and available capacity on our revolving credit facility while maintaining leverage at approximately 1.0x or below. With this framework in place, we plan to repurchase more than $140 million of our outstanding common stock during the first quarter of 2026,” commented John Reinhart, President and CEO.

Fourth Quarter 2025

●	Delivered total net production of 1.10 Bcfe per day, an increase of 4% over fourth quarter 2024

●	Produced total net liquids production of 18.2 MBbl per day, an increase of 12% over fourth quarter 2024

●	Incurred base capital expenditures of $36.4 million, which includes $25.0 million of base operated D&C capital expenditures and $11.4 million of maintenance land and leasehold spending

●	Invested incremental $55.7 million on discretionary appraisal and development capital expenditures

●	Reported $132.4 million of net income and $234.8 million of adjusted EBITDA(2)

●	Generated $185.4 million of net cash provided by operating activities and $120.2 million of adjusted free cash flow(2)

●	Completed opportunistic discretionary acreage acquisitions totaling $47.2 million

●	Repurchased approximately 664.7 thousand shares of common stock for approximately $135.0 million

Full Year 2025 Highlights

●	Delivered total net production of 1.04 Bcfe per day, in line with full year 2024

●	Produced total net liquids production of 18.7 MBbl per day, an increase of approximately 29% over full year 2024

●	Incurred base capital expenditures of $389.1 million, which includes $354.3 million of base operated D&C capital expenditures and $34.8 million of maintenance land and leasehold spending

●	Allocated $37.5 million toward discretionary appraisal projects, including the successful development of the Company’s first U-development in the Utica

●	Invested $36.7 million toward discretionary development activity that is anticipated to mitigate known production impacts in early 2026

●	Reported $427.8 million of net income and $878.5 million of adjusted EBITDA(2)

●	Generated $803.2 million of net cash provided by operating activities and $324.7 million of adjusted free cash flow(2)

●	Maintained a strong balance sheet and low financial leverage, with liquidity at December 31, 2025 totaling $806.1 million

●	Expanded common stock repurchase authorization by 50% to a total of $1.5 billion, with approximately $579.6 million remaining at December 31, 2025

●	Repurchased approximately 1.8 million shares of common stock (including preferred stock on an as-converted basis) for approximately $336.3 million, including the optional redemption of all the Company’s outstanding preferred stock for approximately $31.3 million

●	Completed opportunistic discretionary acreage acquisitions totaling $62.9 million

●	Expanded undeveloped Marcellus inventory through delineation and development, capturing significant value and growing Marcellus inventory to more than four years at current development pace

●	Completed successful U-development in the Utica, unlocking 20 gross high-return Utica dry gas locations

Reinhart continued, “Gulfport delivered another year of strong operational and financial performance in 2025, while strategically expanding our high-quality resource base and remaining consistent in our commitment to returning capital to shareholders. The continued expansion of our inventory is driven by our targeted discretionary acreage acquisitions and further bolstered by our development efforts in the Marcellus and the successful execution of U-development on our Utica position. These additions unlock substantial value across our core assets, improving our gross inventory by more than 40% since 2022 and bringing our total net inventory to roughly 15 years with break-evens below $2.50 per MMBtu. After accounting for adjusted free cash flow utilized for discretionary acreage acquisitions, the Company returned more than 100% of our adjusted free cash flow to shareholders through common stock repurchases during 2025, all while maintaining a solid financial position with leverage below 1.0x at year-end.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	Assumes midpoint of 2026 guidance.

2.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the full year of 2025:

	Year Ended December 31, 2025
	Gross	Net	Lateral Length
Spud
Utica	24	23.9	13,400
SCOOP	—	—	—

Drilled
Utica	27	26.9	13,700
SCOOP	2	1.8	11,500

Completed
Utica	32	31.9	13,600
SCOOP	2	1.8	11,500

Turned-to-Sales
Utica	30	30.0	13,800
SCOOP	2	1.8	11,500

Gulfport’s net daily production for the full year of 2025 averaged 1.04 Bcfe per day, primarily consisting of 841.5 MMcfe per day in the Utica and Marcellus and 197.4 MMcfe per day in the SCOOP. For the full year of 2025, Gulfport’s net daily production mix was comprised of approximately 89% natural gas, 7% natural gas liquids (“NGL”) and 4% oil and condensate.

	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Year Ended December 31, 2025	Year Ended December 31, 2024
Production
Natural gas (Mcf/day)	988,107	958,075	926,837	967,633
Oil and condensate (Bbl/day)	4,752	5,229	6,193	3,986
NGL (Bbl/day)	13,467	11,004	12,477	10,431
Total (Mcfe/day)	1,097,422	1,055,472	1,038,854	1,054,136
Average Prices
Natural gas:
Average price without the impact of derivatives ($/Mcf)	$3.27	$2.51	$3.12	$2.02
Impact from settled derivatives ($/Mcf)	$0.09	$0.48	$0.14	$0.80
Average price, including settled derivatives ($/Mcf)	$3.36	$2.99	$3.26	$2.82
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$53.61	$65.05	$59.12	$69.64
Impact from settled derivatives ($/Bbl)	$8.93	$0.70	$4.04	$0.11
Average price, including settled derivatives ($/Bbl)	$62.54	$65.75	$63.16	$69.75
NGL:
Average price without the impact of derivatives ($/Bbl)	$28.38	$31.59	$29.30	$29.56
Impact from settled derivatives ($/Bbl)	$0.81	$(0.61)	$(0.07)	$(0.56)
Average price, including settled derivatives ($/Bbl)	$29.19	$30.98	$29.23	$29.00
Total:
Average price without the impact of derivatives ($/Mcfe)	$3.52	$2.93	$3.49	$2.41
Impact from settled derivatives ($/Mcfe)	$0.13	$0.43	$0.15	$0.73
Average price, including settled derivatives ($/Mcfe)	$3.65	$3.36	$3.64	$3.14
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.25	$0.20	$0.22	$0.18
Taxes other than income ($/Mcfe)	$0.08	$0.08	$0.08	$0.08
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.92	$0.91	$0.95	$0.91
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.12	$0.15	$0.13	$0.13
Interest expenses ($/Mcfe)	$0.13	$0.14	$0.14	$0.16

Capital Investment

Capital investment was $463.2 million (on an incurred basis) for the full year of 2025, of which $428.4 million related to drilling and completion (“D&C”) activity and $34.8 million related to maintenance leasehold and land investment. This includes $37.5 million on discretionary appraisal projects, including capital directed toward DUC activity and recomplete opportunities on historical Utica development and the Company’s first U-development in the Utica, and approximately $36.7 million on discretionary development activity.

Gulfport also invested approximately $62.9 million in discretionary acreage acquisitions and incurred approximately $4.1 million related to non-operated drilling and completion activities.

Stock Repurchase Program

Gulfport repurchased approximately 664.7 thousand shares of common stock during the fourth quarter for approximately $135.0 million. As of December 31, 2025, the Company had repurchased approximately 7.4 million shares of common stock (including the underlying shares of common stock into which the preferred stock was convertible) at a weighted average price of $125.19 per share since the program initiated in March 2022, totaling approximately $920.4 million in aggregate. As of December 31, 2025, the Company currently has approximately $579.6 million of remaining capacity under the share repurchase program.

Financial Position and Liquidity

As of December 31, 2025, Gulfport had approximately $1.8 million of cash and cash equivalents, $147.0 million of borrowings under its revolving credit facility, $48.7 million of letters of credit outstanding and $650.0 million of outstanding 2029 senior notes.

Gulfport’s liquidity at December 31, 2025, totaled approximately $806.1 million, comprised of the $1.8 million of cash and cash equivalents and approximately $804.3 million of available borrowing capacity under its revolving credit facility.

2026 Guidance

Gulfport released operational guidance and outlook for the full year 2026, including full year expense estimates and projections for production and capital expenditures. Gulfport’s 2026 guidance assumes commodity strip prices as of February 2, 2026, adjusted for applicable commodity and location differentials, and no property acquisitions or divestitures.

	Year Ending
	December 31, 2026
	Low	High
Production
Average daily gas equivalent (Bcfe/day)	1.030	1.055
Average daily liquids production (MBbl/day)	18.0	21.0
% Gas	~89%

Realizations (before hedges)
Natural gas (differential to NYMEX settled price) ($/Mcf)	$(0.15)	$(0.30)
NGL (% of WTI)	40%	50%
Oil (differential to NYMEX WTI) ($/Bbl)	$(6.00)	$(7.00)

Expenses
Lease operating expense ($/Mcfe)	$0.21	$0.25
Taxes other than income ($/Mcfe)	$0.07	$0.09
Transportation, gathering, processing and compression ($/Mcfe)	$0.95	$1.00
Recurring cash general and administrative(1,2) ($/Mcfe)	$0.12	$0.14

	Total
	(in millions)
Capital expenditures (incurred)
Operated D&C	$365	$390
Maintenance land and seismic	$35	$40
Total capital expenditures	$400	$430

(1)	Recurring cash G&A includes capitalization. It excludes non-cash stock compensation and expenses related to the continued administration of our prior Chapter 11 filing.

(2)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Estimated Proved Reserves

Gulfport reported year end 2025 total proved reserves of 4.3 Tcfe, consisting of 3.6 Tcf of natural gas, 23.9 MMBbls of oil and 82.8 MMBbls of natural gas liquids. Gulfport’s year end 2025 total proved reserves increased approximately 7% when compared to its 2024 total proved reserves. Proved developed reserves totaled approximately 2,404 Bcfe as of December 31, 2025 or approximately 57% of Gulfport’s proved reserves. Proved undeveloped reserves totaled approximately 1,848 Bcfe as of December 31, 2025.

The table below provides information regarding the components driving the 2025 net proved reserve adjustments:

Total (Bcfe)
Proved Reserves, December 31, 2024	3,969
Extensions and discoveries	701
Revisions of prior reserve estimates	(38)
Current production	(379)
Proved Reserves, December 31, 2025	4,253
Total may not sum due to rounding.

The following table reconciles the standardized measure of future net cash flows to the PV-10 value of Gulfport’s proved reserves:

	December 31, 2025
	Proved Developed	Proved Undeveloped	Total Proved
	($ in millions)
Estimated future net revenue(1)	$3,816	$3,145	$6,961
Present value of estimated future net revenue (PV-10)(1)	$2,291	$1,331	$3,622
Standardized measure(1)			$3,403
Totals may not sum due to rounding.

(1)	Estimated future net revenue represents the estimated future revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs under existing economic conditions as of December 31, 2025, and assuming commodity prices as set forth below. For the purpose of determining prices used in our reserve reports, we used the unweighted arithmetic average of the prices on the first day of each month within the 12-month period ended December 31, 2025. The prices used in our PV-10 measure were the average WTI Spot price of $66.01 per barrel and the average Henry Hub Spot price of $3.39 per MMBtu, before basis differential adjustments. These prices should not be interpreted as a prediction of future prices, nor do they reflect the value of our commodity derivative instruments in place as of December 31, 2025. The amounts shown do not give effect to non-property-related expenses, such as corporate general and administrative expenses and debt service, or to depreciation, depletion and amortization. The present value of estimated future net revenue typically differs from the standardized measure because the former does not include the effects of estimated future income tax expense of $219 million as of December 31, 2025.

Management uses PV-10, which is calculated without deducting estimated future income tax expenses, as a measure of the value of the Company’s current proved reserves and to compare relative values among peer companies. We also understand that securities analysts and rating agencies use this measure in similar ways. While estimated future net revenue and the present value thereof are based on prices, costs and discount factors which may be consistent from company to company, the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows or any other measure of a company’s financial or operating performance presented in accordance with GAAP.

A reconciliation of the standardized measure of discounted future net cash flows to PV-10 is presented above. Neither PV-10 nor the standardized measure of discounted future net cash flows purport to represent the fair value of our proved oil and gas reserves.

Fourth Quarter and Full Year 2025 Conference Call

Gulfport will host a teleconference and webcast to discuss its fourth quarter and full year 2025 results, as well as its 2026 outlook, beginning at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, February 25, 2026.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from February 25, 2026 to March 11, 2026, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13756501.

Financial Statements and Guidance Documents

Fourth quarter and full year 2025 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements, and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2025 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls. Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550